CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Chesapeake Investment Trust and to the use of our report dated December 20, 2017 on the financial statements and financial highlights of Chesapeake Growth Fund, a series of shares of beneficial interest in Chesapeake Investment Trust. Such financial statements and financial highlights appear in the October 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 26, 2018